Exhibit 99.0

[Published CUSIP Number:                         ]1

Second Amended and Restated Credit Agreement

Dated as of March 19, 2004

among

MATTEL, INC.,

as Borrower

BANK OF AMERICA, N.A.,

as Administrative Agent

and

The Financial Institutions Party Hereto

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

BARCLAYS BANK PLC and CITICORP USA, INC.,

as Co-Syndication Agents

SOCIÉTÉ GÉNÉRALE and BNP PARIBAS,

as Co-Documentation Agents

[1]	A published CUSIP number entitles subscribers (primarily banks and brokers) of Standard & Poor’s CUSIP Service Bureau to obtain the number and associated CUSIP data from the Bureau whether or not the subscriber is a Lender under the Credit Agreement. Associated CUSIP data will include the Company’s name, place of incorporation, the Administrative Agent’s name, the date of the Credit Agreement, the total amount of the facilities thereunder, and the amount, type and maturity date of each facility thereunder.

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Mattel, Inc. Second Amended and Restated Credit Agreement

3.08	Survival	29

SECTION 4.	CONDITIONS PRECEDENT	30

4.01	Conditions to Effectiveness	30

4.02	Conditions to All Loans	31

SECTION 5.	REPRESENTATIONS AND WARRANTIES	32

5.01	Organization and Powers	32

5.02	Good Standing	32

5.03	Material Subsidiaries	32

5.04	Authorization of Borrowing	32

5.05	No Conflict	32

5.06	Governmental Consents	33

5.07	Binding Obligation	33

5.08	Financial Condition	33

5.09	Changes, Etc	33

5.10	Title to Properties	33

5.11	Litigation; Adverse Facts	34

5.12	Payment of Taxes	34

5.13	Agreements	34

5.14	Performance	34

5.15	Governmental Regulation	34

5.16	Employee Benefit Plans	35

5.17	Environmental Matters	35

5.18	Disclosure	35

5.19	Subordination Agreements	35

SECTION 6.	AFFIRMATIVE COVENANTS	36

6.01	Financial Statements	36

6.02	Certificates; Other Information	36

6.03	Notices	38

6.04	Corporate Existence, etc	38

6.05	Payment of Taxes and Claims; Tax Consolidation	39

6.06	Maintenance of Properties; Insurance	39

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Mattel, Inc. Second Amended and Restated Credit Agreement

6.07	Inspection of Property and Books and Records	39

6.08	Use of Proceeds of Loans	39

6.09	Environmental Laws	40

6.10	Subordination Agreements	40

6.11	Compliance with Laws	40

SECTION 7.	NEGATIVE COVENANTS	40

7.01	Indebtedness	40

7.02	Liens	41

7.03	Restriction on Fundamental Changes	41

7.04	Sale or Discount of Receivables	42

7.05	Consolidated Funded Indebtedness to Total Capitalization	42

7.06	Interest Coverage Ratio	42

7.07	ERISA	42

7.08	Margin Regulations	43

7.09	Independence of Covenants	43

SECTION 8.	EVENTS OF DEFAULT	43

8.01	Events of Default	43

8.02	Remedies	45

8.03	Application of Funds	46

8.04	Rights Not Exclusive	46

SECTION 9.	THE ADMINISTRATIVE AGENT	46

9.01	Appointment and Authorization	46

9.02	Delegation of Duties	47

9.03	Liability of Administrative Agent	47

9.04	Reliance by Administrative Agent	47

9.05	Notice of Default	48

9.06	Credit Decision; Disclosure of Information by Administrative Agent	48

9.07	Indemnification	49

9.08	Administrative Agent in Individual Capacity	49

9.09	Successor Administrative Agent	50

9.10	Administrative Agent May File Proofs of Claim	50

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Mattel, Inc. Second Amended and Restated Credit Agreement

9.11	Other Agents; Arrangers and Managers	51

SECTION 10.	MISCELLANEOUS	51

10.01	Amendments, Etc	51

10.02	Notices and Other Communications; Facsimile Copies	52

10.03	Failure or Indulgence Not Waiver; Remedies Cumulative	54

10.04	Attorney Costs; Expenses and Taxes	54

10.05	Indemnification by the Company	54

10.06	Payments Set Aside	55

10.07	Set Off	55

10.08	Interest Rate Limitation	56

10.09	Survival of Representations and Warranties of Certain Agreements	56

10.10	Successors and Assigns	56

10.11	Confidentiality	59

10.12	Severability	60

10.13	Obligations Several	60

10.14	Certain Changes	60

10.15	Headings	60

10.16	Counterparts	60

10.17	Integration	60

10.18	Tax Forms	61

10.19	Applicable Law	62

10.20	Waiver of Right to Trial by Jury	63

10.21	USA PATRIOT Act Notice	63

10.22	Amendment and Restatement	63

SIGNATURE PAGES		S-1

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Mattel, Inc. Second Amended and Restated Credit Agreement

EXHIBITS

Form of:

A	Note

B	Notice of Borrowing

C	Notice of Conversion/Continuation

D	Officers’ Certificate

E	Opinion of Assistant General Counsel or Senior Counsel of Company

F	Assignment and Assumption

G	Reaffirmation Agreement

SCHEDULES

1.01	Commitments and Pro Rata Shares

5.03	Material Subsidiaries of Company

5.11	Material Litigation

7.02	Certain Liens

10.02	Address and Notice Information

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Mattel, Inc. Second Amended and Restated Credit Agreement

MATTEL, INC.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is dated as of March 19, 2004 and is entered into by and among MATTEL, INC., a Delaware corporation (the “Company”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (individually referred to herein as a “Lender” and collectively as the “Lenders”), BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), BANC OF AMERICA SECURITIES LLC, as sole lead arranger and sole book manager (in such capacity, the “Arranger”), CITICORP USA, INC. and BARCLAYS BANK PLC, as co-syndication agents (in such capacity, the “Syndication Agents”) and SOCIÉTÉ GÉNÉRALE and BNP PARIBAS, as co-documentation agents (in such capacity, the “Documentation Agents”).

PRELIMINARY STATEMENTS

A. The Company, certain of the Lenders and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of March 20, 2002 (the “Existing Credit Agreement”) pursuant to which the Lenders agreed to make certain credit facilities available to the Company in accordance with the terms thereof.

B. The Company, the Lenders and the Administrative Agent desire to amend and restate the Existing Credit Agreement in its entirety on the terms and conditions set forth herein.

In consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, the Lenders and the Administrative Agent agree to amend and restate the Existing Credit Agreement in its entirety as follows:

SECTION 1.

DEFINITIONS

1.01 Certain Defined Terms. The following terms used in this Agreement shall have the following meanings:

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loans Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Company and the Lenders.

“Administrative Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

Mattel, Inc. Second Amended and Restated Credit Agreement

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Aggregate Facilities Commitment” means the combined Commitments of all the Lenders and is the amount set forth opposite “Total” under “Aggregate Facilities Commitments” on Schedule 1.01, as such amount may be reduced from time to time in accordance with this Agreement.

“Agreement” means this Credit Agreement, as it may hereafter be amended, supplemented, restated or otherwise modified from time to time.

“Amendment No. 1 to Purchase and Sale Agreement” means Amendment No. 1 to First Amended and Restated Purchase and Sale Agreement dated as of the date hereof, among Mattel Sales Corp. and Fisher-Price, as Sellers, Mattel Factoring, Inc., as Buyer, and the Company, as Servicer and Guarantor.

“Amendment No. 1 to Receivables Purchase Agreement” means Amendment No. 1 to First Amended and Restated Receivables Purchase Agreement dated as of the date hereof, among Mattel Factoring, Inc., as Transferor, the Company, as Servicer, the Purchasers party thereto and the Administrative Agent.

“Applicable Rate” means the commitment fee, utilization fee or the margin applicable to Loans (expressed in basis points per annum) set forth in the chart below opposite the second highest rating issued by S&P, Moody’s or Fitch on the Company’s senior unsecured long-term debt:

			Utilization Fee
Senior Unsecured Long-Term Debt Ratings	Eurodollar Rate Loans	Commitment fee	When Loans exceed 50%[1]
A or higher by S&P A2 or higher by Moody’s A or higher by Fitch	30.0	8.0	12.5

A- by S&P A3 by Moody’s A- by Fitch	50.0	10.0	12.5

[1]	The specified utilization fee applicable when the aggregate principal amount of outstanding Loans exceeds the indicated percentage of an amount equal to (i) the Aggregate Facilities Commitment less (ii) the aggregate outstanding amount of the Purchasers’ Investments.

Mattel, Inc. Second Amended and Restated Credit Agreement

			Utilization Fee
Senior Unsecured Long-Term Debt Ratings	Eurodollar Rate Loans	Commitment fee	When Loans exceed 50%[1]
BBB+ by S&P Baa1 by Moody’s BBB+ by Fitch	62.5	12.5	12.5

BBB by S&P Baa2 by Moody’s BBB by Fitch	75.0	15.0	12.5

BBB- by S&P Baa3 by Moody’s BBB- by Fitch	100.0	22.5	12.5

None of above criteria satisfied	125.0	30.0	12.5

Any change in the commitment fee, utilization fee or the margin applicable to Loans shall become effective upon any public announcement of any change in the above ratings that requires such a change according to the above chart. The Applicable Rate with respect to Base Rate Loans is zero.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit F.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the reasonable allocated cost of internal legal services and all reasonable expenses and disbursements of internal counsel.

“Availability Period” means the period from the Effective Date to but excluding the Termination Date.

“Bank of America” means Bank of America, N.A.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Mattel, Inc. Second Amended and Restated Credit Agreement

“Base Rate Loans” means Loans made by the Lenders bearing interest at rates determined by reference to the Base Rate.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, California or the state where the Administrative Agent’s Office is located (which, as of the date hereof, is California) and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Assets” means, as at any date of determination, those assets of a Person that would, in conformity with GAAP, be classified as property, plant or equipment on the balance sheet of that Person.

“Capital Lease” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person other than, in the case of the Company or any of its Subsidiaries, any such lease under which the Company or any of its Subsidiaries is the lessor.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a partially-diluted basis (i.e., taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

Mattel, Inc. Second Amended and Restated Credit Agreement

“Combined Purchasers’ Investments” means an amount equal to the sum of (a) the Purchasers’ Investments under the Receivables Purchase Agreement plus (b) the analogous amount under Other Permitted Accounts Receivable Financing Facilities relating to the sales of accounts receivable of Domestic Subsidiaries (without duplication for accounts receivable sold to a Subsidiary of the Company and then sold to a third party purchaser).

“Commitment” means, as to each Lender, (a) its obligation to make Loans to the Company pursuant to Section 2.01 and (b) its Purchaser Commitment under the Receivables Purchase Agreement, in an aggregate amount equal to the amount set forth opposite such Lender’s name on Schedule 1.01, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto and thereto, as applicable, as such amount may be reduced from time to time in accordance with this Agreement.

“Company” means Mattel, Inc., a Delaware corporation.

“Company Party” means the Company, Mattel Sales, Fisher-Price and Mattel Factoring, Inc.

“Consolidated Funded Indebtedness” means, at any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all obligations and liabilities, whether current or long-term, for borrowed money, (b) that portion of obligations with respect to Capital Leases which is capitalized on the consolidated balance sheet of the Company and its Subsidiaries, and (c) all guaranties of unconsolidated funded obligations for borrowed money, all determined in conformity with GAAP.

“Consolidated Net Income” for any period, means the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Contingent Obligation”, as applied to any Person, means, without duplication, any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof or (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another and (b) any liability of such Person for the obligations of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (y) to maintain the solvency or any balance sheet item, level of income or financial condition of another, if in the case of any agreement described under subclauses (x) or

Mattel, Inc. Second Amended and Restated Credit Agreement

(y) of this sentence the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported. The amount of any Contingent Obligation denominated in a currency other than Dollars shall be equal to the amount in such currency which would be of equal value to the corresponding amount in Dollars of such Contingent Obligation.

“Contractual Obligation”, as applied to any Person, means any provision of any security issued by that Person or of any material written indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Law of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means an interest rate equal to the Base Rate plus 2% per annum; provided, however, that with respect to the principal of a Eurodollar Rate Loan prior to the end of the Interest Period therefor, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of its Loans hereunder or Purchasers’ Investment under the Receivables Purchase Agreement required to be funded by it within one Business Day of the date required to be funded by it, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder or under the Receivables Purchase Agreement within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent by the Federal Deposit Insurance Company, the Comptroller of the Currency or the Federal Reserve Board or become the subject of a bankruptcy or insolvency proceeding.

“Dollars” means lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary of the Company that is organized under the laws of any political subdivision of the United States of America.

“Effective Date” means the date on or after March 19, 2004 on which all the conditions in Section 4.01 are satisfied or waived.

“Eligible Assignee” has the meaning specified in Section 10.10(g).

Mattel, Inc. Second Amended and Restated Credit Agreement

“Environmental Claims” means all claims, however asserted, by any Governmental Person or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Person, in each case relating to environmental, health, safety and land use matters.

“ERISA” means, at any time, the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414 of the Internal Revenue Code.

“Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in Section 2.07(a).

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate

1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

Mattel, Inc. Second Amended and Restated Credit Agreement

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent (or its Affiliate) in its capacity as a Lender and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s (or its Affiliate’s) London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

The determination of the Eurodollar Reserve Percentage and the Eurodollar Base Rate by Administrative Agent shall be conclusive in the absence of manifest error.

“Event of Default” means any of the events set forth in Section 8.01.

“Exchange Act” means, at any time, the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” has the meaning set forth in Recital A hereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereof.

“Fisher-Price” means Fisher-Price, Inc., a Delaware corporation.

Mattel, Inc. Second Amended and Restated Credit Agreement

“Fisher-Price Guaranty” means the Amended and Restated Continuing Guaranty dated as of March 20, 2002, by and between Fisher Price and the Administrative Agent, as amended, supplemented, restated or otherwise modified from time to time.

“Fisher-Price Subordination Agreement” means the Amended and Restated Fisher-Price Subordination Agreement substantially in the form of Exhibit G-2 attached to the Existing Credit Agreement signed by the Company and certain Affiliates of the Company with respect to which Fisher-Price has material outstanding obligations, as it may hereafter be amended, supplemented, restated, amended and restated or otherwise modified from time to time.

“Fitch” means Fitch ICBA or any successor thereto.

“Foreign Lender” has the meaning specified in Section 10.18(a).

“Funding Date” means the Business Day of the funding of a Loan.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Person” means the government of the United States or any foreign government or the government of any state or locality therein, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body or entity, or other regulatory bureau, authority, body or entity of the United States, any foreign government or any state or locality therein, including the Federal Deposit Insurance Company, the Comptroller of the Currency or the Federal Reserve Board.

“Guarantor” means, individually or collectively as the context may require, Fisher-Price and Mattel Sales.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases which is required to be capitalized on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services which purchase price is (y) due more than twelve months from the date of incurrence of the obligation in respect thereof, or (z) evidenced by a promissory note and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person. The amount of any Indebtedness shall be the principal amount of and all interest, premium, if any, and other fees and expenses accrued on any of the foregoing.

Mattel, Inc. Second Amended and Restated Credit Agreement

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Interest Payment Date” means, with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and, with respect to any Base Rate Loan, the last Business Day of each calendar quarter, and with respect to all Loans, the Termination Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, interest shall also be paid on the date which falls three months after the beginning of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Rate Loan, the period commencing on the Business Day the Eurodollar Rate Loan is disbursed or continued or on the date on which a Loan is converted into a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(i) if any Interest Period pertaining to a Eurodollar Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and the rules and regulations promulgated thereunder.

“Law” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Person charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Person, in each case whether or not having the force of law.

“Lender” has the meaning assigned to that term in the introduction to this Agreement, together with any other financial institutions that become a party hereto as a “Lender” pursuant to Section 10.10.

Mattel, Inc. Second Amended and Restated Credit Agreement

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent in writing.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, and any lease in the nature thereof, and any agreement to give any kind of security interest).

“Loan Documents” means this Agreement, any Notes, the Mattel Sales Guaranty, the Fisher-Price Guaranty, the Mattel Sales Subordination Agreement, the Fisher-Price Subordination Agreement and all documents and instruments delivered in connection herewith or therewith, but shall not include the Transaction Documents.

“Loans” has the meaning set forth in Section 2.01.

“Margin Stock” has the meaning assigned to the term “Margin Stock” in Regulation U of the Federal Reserve Board as in effect from time to time.

“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, properties, liabilities, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) a material impairment of the ability of the Company to perform the Obligations or of the Lenders to enforce the Obligations.

“Material Subsidiary” means Mattel Sales, Fisher-Price, or any other Subsidiary of the Company which meets any of the following conditions:

(a) the Company’s and its Subsidiaries’ investments in, and advances to, the Subsidiary exceed 10 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year (for a proposed business combination, this condition is also met when the number of common shares exchanged or to be exchanged by the Company exceeds 10 percent of its total common shares outstanding at the date the combination is initiated); or

(b) the Company and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

(c) the Company and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of the Company and its Subsidiaries consolidated for the most recently completed fiscal year.

Mattel, Inc. Second Amended and Restated Credit Agreement

For purpose of meeting the prescribed income test the following guidance should be applied:

(i) When a loss has been incurred by either the Company and its Subsidiaries consolidated or the tested Subsidiary, but not both, the equity in the income or loss of the tested Subsidiary should be excluded from the income of the Company and its Subsidiaries consolidated for purposes of the computation.

(ii) If income of the Company and its Subsidiaries consolidated for the most recent fiscal year is at least 10 percent lower than the average of the income for the last five years, such average income should be substituted for purposes of the computation. Any loss years should be omitted for purposes of computing average income.

(iii) Where the test involves combined entities, as in the case of determining whether summarized financial data should be presented, entities reporting losses shall not be aggregated with entities reporting income.

“Mattel Sales” means Mattel Sales Corp., a California corporation.

“Mattel Sales Guaranty” means the Amended and Restated Continuing Guaranty dated as of March 20, 2002, by and between Mattel Sales and the Administrative Agent, as amended, supplemented, restated or otherwise modified from time to time.

“Mattel Sales Subordination Agreement” means the Amended and Restated Mattel Sales Subordination Agreement substantially in the form of Exhibit G-2 attached to the Existing Credit Agreement signed by the Company and certain Affiliates of the Company with respect to which Mattel Sales has material outstanding obligations, as it may hereafter be amended, supplemented, restated, amended and restated or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained for the employees of the Company or any ERISA Affiliate of the Company.

“Non-Priority Indebtedness” means Indebtedness which (a) is not senior to the Obligations, (b) does not have any priority of payment over the Obligations or (c) is not secured by Liens on any of the Company’s or any Subsidiary’s assets.

“Note” means a promissory note of the Company payable to the order of a Lender substantially in the form of Exhibit A hereto, evidencing the Loans made by such Lender to the Company.

“Notice of Borrowing” means a notice substantially in the form of Exhibit B hereto with respect to a proposed borrowing pursuant to Section 2.02(a).

“Notice of Conversion/Continuation” means a notice given by the Company to the Administrative Agent pursuant to Section 2.03, in substantially the form of Exhibit C hereto.

Mattel, Inc. Second Amended and Restated Credit Agreement

“Obligations” means (a) all obligations of every nature of the Company, Fisher-Price and Mattel Sales from time to time owed to the Administrative Agent, the Lenders or any other Person required to be indemnified hereunder, or any of them, under any Loan Document and (b) all obligations of every nature of any Seller Party (as defined in the Receivables Purchase Agreement) from time to time owed to the Administrative Agent, the Purchasers or any other Person required to be indemnified thereunder, or any of them, under any Transaction Document, in each case including interest and fees that accrue after the commencement by or against Company, Fisher-Price and Mattel Sales or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Officers’ Certificate” means a certificate substantially in the form of Exhibit D hereto executed on behalf of the Company by two different officers of the Company, one of which shall be (a) its Chairman of the Board (if an officer), one of its Presidents, one of its Executive Vice Presidents, or one of its Senior Vice Presidents, and the other one of which shall be (b) its Chief Financial Officer, its Treasurer, one of its Assistant Treasurers, or its Controller, delivered to the Lenders by the Company pursuant to Section 6.02(a).

“Other Permitted Accounts Receivable Financing Facility” means a financing arrangement (other than the Receivables Purchase Agreement and the Purchase and Sale Agreement) entered into in the ordinary course of business under which accounts receivable of the Company, Mattel Sales, Fisher-Price or any other Subsidiary are periodically sold directly to third party purchasers, or sold to a Subsidiary of the Company formed for such purpose which in turn sells such accounts receivable to third party purchasers; provided, however, that in connection with any such financing arrangement:

(a) there is no recourse to the Company or any of its Subsidiaries on account of the creditworthiness of the obligor on such accounts receivable; and

(b) no negative pledge or Lien is created on any accounts receivables not actually sold or discounted.

“Participant” has the meaning set forth in Section 10.10(d).

“Pension Plan” means any employee plan which is subject to Section 412 of the Internal Revenue Code and which is maintained for employees of the Company or any ERISA Affiliate of the Company other than a Multiemployer Plan.

“Percentage” has the meaning set forth in the Receivables Purchase Agreement.

“Person” means any individual, partnership, corporation (including a business trust), joint stock company, joint venture, trust, bank, trust company, unincorporated association or other entity or a government or any agency or political subdivision thereof.

“Pro Rata Share” means with respect to each Lender the percentage set forth opposite such Lender’s name on Schedule 1.01 hereto or in the Assignment and Assumption pursuant to

Mattel, Inc. Second Amended and Restated Credit Agreement

which such Lender becomes a party hereto, as applicable. Each Lender’s Pro Rata Share shall at all times be equal to its Percentage as a Purchaser under the Receivables Purchase Agreement.

“Purchase and Sale Agreement” means the First Amended and Restated Purchase and Sale Agreement dated as of March 20, 2002, among the sellers party thereto, the Company, as servicer and guarantor, and Mattel Factoring, Inc., as the buyer thereunder, as amended by Amendment No. 1 to Purchase and Sale Agreement, and as it may be amended, supplemented, restated or otherwise modified from time to time.

“Purchasers” has the meaning set forth in the Receivables Purchase Agreement.

“Purchaser Commitment” means, for each Lender, the amount set forth for each Lender under “Purchaser Commitment” on Schedule 1.01, or in the Assignment and Assumption pursuant to which such Lender becomes a party thereto, as such amount may be reduced from time to time in accordance with this Agreement and the Receivables Purchase Agreement. The Purchaser Commitment is part of, and not in addition to, the Commitment.

“Purchasers’ Investment” has the meaning set forth in the Receivables Purchase Agreement.

“Purchasers’ Investment Limit” has the meaning set forth in the Receivables Purchase Agreement and shall be equal to the lesser of the Aggregate Facilities Commitment and $300,000,000, as such amount may be reduced pursuant to the Receivables Purchase Agreement. The Purchasers’ Investment Limit is part of, and not in addition to, the Aggregate Facilities Commitment.

“Reaffirmation Agreement” means the Reaffirmation Agreement by the Guarantors in substantially the form of Exhibit G hereto.

“Receivables Purchase Agreement” means the First Amended and Restated Receivables Purchase Agreement dated as of March 20, 2002, as amended by Amendment No. 1 to Receivables Purchase Agreement, and as it may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Register” has the meaning specified in Section 10.10(c).

“Requisite Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Facilities Commitment or, if the Aggregate Facilities Commitment has been terminated, Lenders holding in the aggregate more than 50% of all Loans and Purchasers’ Investment; provided that the Commitment of, and the outstanding principal amount of any Loans and portion of Purchasers’ Investment held by any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

“Securities Act” means, at any time, the Securities Act of 1933, as amended from time to time, and any successor statute, and the rules and regulations promulgated thereunder.

Mattel, Inc. Second Amended and Restated Credit Agreement

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Subsidiary” means any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Termination Date” means (a) March 31, 2007, or (b) such earlier date upon which the Commitments are terminated in accordance with the terms hereof. At no time shall the Termination Date be earlier than the Facility Termination Date under and as defined in the Receivables Purchase Agreement.

“Transaction Documents” has the meaning set forth in the Receivables Purchase Agreement.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be

Mattel, Inc. Second Amended and Restated Credit Agreement

prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.08, except as otherwise specifically prescribed herein.

1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

Mattel, Inc. Second Amended and Restated Credit Agreement

1.07 Assignment and Allocations. In order to facilitate this amendment and restatement and otherwise to effectuate the desires of the Company, the Administrative Agent and the Lenders:

(a) The parties hereto agree that each of the Commitments as defined in the Existing Credit Agreement shall, subject to the terms hereof, constitute a Commitment hereunder. Immediately prior to the effectiveness of this Agreement and Amendment No. 1 to Receivables Purchase Agreement, the Aggregate Facilities Commitment, the Purchasers’ Investment Limit, the Pro Rata Share of the Commitments of the Lenders and the principal amount of the Loans outstanding under the Existing Credit Agreement and the Purchasers’ Investments under the Receivables Purchase Agreement were as follows:

Lender/Purchaser	Aggregate Facilities Commitment	Purchasers’ Investment Limit	Pro Rata Share of the Commitments	Portion of Loans outstanding	Portion of Purchasers’ Investments outstanding
Bank of America, N.A.	$190,000,000	$53,773,584.92	17.924528306%	$0	$0
The Bank of Nova Scotia	$50,000,000	$14,150,943.39	4.716981132%	$0	$0
Barclays Bank PLC	$50,000,000	$14,150,943.39	4.716981132%	$0	$0
BNP Paribas	$100,000,000	$28,301,886.79	9.433962264%	$0	$0
Citicorp USA, Inc.	$100,000,000	$28,301,886.79	9.433962264%	$0	$0
Credit Lyonnais, Los Angeles Branch	$35,000,000	$9,905,660.37	3.301886792%	$0	$0
Credit Suisse First Boston	$50,000,000	$14,150,943.39	4.716981132%	$0	$0
Fleet National Bank	$100,000,000	$28,301,886.79	9.433962264%	$0	$0
Manufacturers & Traders Trust Company	$50,000,000	$14,150,943.39	4.716981132%	$0	$0
Mizuho Corporate Bank, Ltd.	$50,000,000	$14,150,943.39	4.716981132%	$0	$0
SanPaolo IMI S.p.A.	$50,000,000	$14,150,943.39	4.716981132%	$0	$0
Societe Generale	$100,000,000	$28,301,886.79	9.433962264%	$0	$0
Union Bank of California, N.A.	$35,000,000	$9,905,660.37	3.301886792%	$0	$0
U.S. Bank National Association	$25,000,000	$7,075,471.70	2.358490566%	$0	$0
Wachovia Bank, National Association	$25,000,000	$7,075,471.70	2.358490566%	$0	$0
Wells Fargo Bank, N.A.	$50,000,000	$14,150,943.39	4.716981132%	$0	$0
TOTAL	$1,060,000,000.00	$300,000,000	100%	$0	$0

(b) Simultaneously with the effectiveness of this Agreement and Amendment No. 1 to Receivables Purchase Agreement, the parties hereby agree that the Commitments shall be as set forth in Schedule 1.01 and the outstanding principal amount of any Loans and portion of any Purchasers’ Investment under the Existing Credit Agreement and the Receivables Purchase Agreement shall be reallocated in accordance with such Commitments and the requisite assignments shall be deemed to be made in such amounts by and between the Lenders and the Purchasers and from each Lender to each other Lender and from each Purchaser to each other Purchaser, as applicable, with the same force and effect as if such assignments were evidenced by applicable Assignments and Assumptions (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and the Receivables Purchase Agreement. Notwithstanding anything to the contrary in Section 10.08 of the Existing Credit Agreement or Section 10.10 of this Agreement, no other documents or instruments, including any Assignment and Assumption,

Mattel, Inc. Second Amended and Restated Credit Agreement

shall be executed in connection with these assignments (all of which requirements are hereby waived), and such assignments shall be deemed to be made with all applicable representations, warranties and covenants as if evidenced by an Assignment and Acceptance. On the Effective Date, the Lenders and Purchasers shall make all necessary cash settlement in full with each other Lender and Purchaser, respectively, either directly or through the Administrative Agent, as the Administrative Agent may direct or approve, with respect to all assignments, reallocations and other changes in the Commitments (as such term is defined in the Existing Credit Agreement) such that after giving effect to such settlements each Lender’s and each Purchaser’s Pro Rata Share of the Commitments shall be as set forth on Schedule 1.01.

SECTION 2.

THE COMMITMENTS

2.01 The Aggregate Facilities Commitment. Each Lender hereby severally agrees during the Availability Period (a) to make advances to the Company (“Loans”) on the terms and conditions set forth in this Agreement and (b) to purchase receivables on the terms and conditions set forth in the Receivables Purchase Agreement; provided, however, that: (i) the aggregate outstanding amount of all Loans and Purchasers’ Investment shall not exceed the Aggregate Facilities Commitment; (ii) the aggregate outstanding Purchasers’ Investments shall not exceed the Purchasers’ Investment Limit; (iii) the aggregate outstanding principal amount of the Loans of any Lender, plus such Lender’s Percentage of the aggregate outstanding amount of Purchasers’ Investment in its capacity as a Purchaser under the Receivables Purchase Agreement shall not exceed such Lender’s Commitment; (iv) each Lender’s Percentage of the aggregate outstanding amount of Purchasers’ Investment in its capacity as a Purchaser under the Receivables Purchase Agreement shall not exceed its Purchaser Commitment; and (v) each Lender’s Pro Rata Share hereunder shall at all times be equal to such Lender’s Percentage under, and as defined in, the Receivables Purchase Agreement. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay pursuant to Section 2.05 and reborrow pursuant to this Section 2.01.

2.02 Borrowing Procedure.

(a) Whenever the Company desires to borrow hereunder, it shall deliver irrevocable telephonic notice to the Administrative Agent followed immediately by written notice in the form of a Notice of Borrowing, which telephonic notice must be received by the Administrative Agent no later than (i) 8:00 a.m. (California time) on the proposed Funding Date in the case of Base Rate Loans and (ii) 9:00 a.m. (California time) three Business Days in advance of the proposed Funding Date in the case of Eurodollar Rate Loans, specifying (A) the proposed Funding Date which shall be a Business Day, (B) the amount of the proposed borrowing, (C) whether the proposed borrowing shall consist of Base Rate Loans or Eurodollar Rate Loans, and (D) in the case of Eurodollar Rate Loans, the requested Interest Period. Base Rate Loans made on any Funding Date shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount. Eurodollar Rate Loans made on any Funding

Mattel, Inc. Second Amended and Restated Credit Agreement

Date shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $500,000 in excess of that amount.

(b) Promptly (and in any event within two hours) after receipt of a Notice of Borrowing (or telephone notice in lieu thereof), the Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall make available to the Administrative Agent its Pro Rata Share of the amount (if any) by which the principal amount of the proposed borrowing exceeds the principal amount of the Loans (if any) maturing on the Funding Date, in same day funds, by remitting such funds to the Administrative Agent’s Office no later than 11:00 a.m. (California time) on the Funding Date. Upon satisfaction of the conditions set forth in Section 4.02, the Administrative Agent shall make available to the Company on such Funding Date the aggregate of the amounts (if any) so made available by the Lenders by causing an amount of same day funds equal to such aggregate amount (if any) received by the Administrative Agent to be credited to the account of the Company at the Administrative Agent’s Office. To the extent that Eurodollar Rate Loans made by the Lenders mature on any Funding Date, the Lenders shall apply the proceeds of the Loans made on such Funding Date, to the extent thereof, to the repayment of such maturing Loans, such Loans and repayments intended to be a contemporaneous exchange.

2.03 Conversion and Continuation Elections.

(a) The Company may upon irrevocable written notice to the Administrative Agent: (i) elect to convert any Base Rate Loans (or any part thereof in an amount not less than $5,000,000 or an integral multiple of $500,000 in excess thereof) on any Business Day into Eurodollar Rate Loans; (ii) elect to convert any Eurodollar Rate Loans (or any part thereof) on the last day of any Interest Period therefor into Base Rate Loans in an amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof; or (iii) elect to continue any Eurodollar Rate Loans (or any part thereof in an amount not less than $5,000,000 or an integral multiple of $500,000 in excess thereof) on the last day of any Interest Period therefor; provided, that if the aggregate amount of Eurodollar Rate Loans shall have been reduced, by payment, prepayment, or conversion of part thereof to be less than $5,000,000, the Eurodollar Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as Eurodollar Rate Loans shall terminate.

(b) Each conversion or continuation shall be made upon irrevocable telephonic notice to the Administrative Agent followed immediately by written notice in the form of a Notice of Conversion/ Continuation, which telephonic notice must be received by the Administrative Agent prior to (i) 9:00 a.m. (California time) at least three Business Days in advance of the conversion or continuation date, if the Loans are to be converted into or continued as Eurodollar Rate Loans and (ii) 9:00 a.m. (California time) on the conversion or continuation date, if the Loans are to be converted into Base Rate Loans, specifying: (A) the proposed conversion or continuation date; (B) the aggregate amount of Loans to be converted or continued; (C) the nature of the proposed conversion or continuation; and (D) the duration of the requested Interest Period, if applicable.

Mattel, Inc. Second Amended and Restated Credit Agreement

(c) If upon the expiration of any Interest Period applicable to Eurodollar Rate Loans, the Company has failed to select a new Interest Period to be applicable to such Eurodollar Rate Loans or if any Default or Event of Default shall then exist, the Company shall be deemed to have elected to convert such Eurodollar Rate Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

(d) Upon receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Lender thereof, or, if no timely notice is provided, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

(e) Unless the Requisite Lenders shall otherwise agree, after the occurrence of and during the continuance of a Default or Event of Default, the Company may not elect to have a Loan be made as, or converted into or continued as, a Eurodollar Rate Loan.

(f) Notwithstanding any other provision contained in this Agreement, after giving effect to any conversion or continuation of any Loans, there shall not be more than five different Interest Periods in effect.

2.04 Reduction or Termination of Aggregate Facilities Commitment.

(a) The Company may, upon notice to the Administrative Agent, terminate the Aggregate Facilities Commitment at any time there are no Loans or Purchasers’ Investments outstanding, or permanently reduce the Aggregate Facilities Commitment to an amount not less than the then aggregate outstanding amount of all Loans and Purchasers’ Investment; provided that (i) any such notice shall be received by the Administrative Agent not later than 8:00 a.m. (California time) three Business Days prior to the date of termination or reduction (and, if applicable, any repayment of Loans made in connection therewith) and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Aggregate Facilities Commitment. Once reduced in accordance with this Section, the Aggregate Facilities Commitment may not be increased. Any reduction of the Aggregate Facilities Commitment shall be applied to the Commitment of each Lender according to its Pro Rata Share. All commitment and utilization fees accrued until the effective date of any termination of the Aggregate Facilities Commitment shall be paid on the effective date of such termination. Except as provided in (b) below, no such reduction of the Aggregate Facilities Commitment pursuant hereto shall reduce the Purchasers’ Investment Limit unless and until such Aggregate Facilities Commitment, as reduced, is less than the Purchaser’s Investment Limit.

(b) Any reduction or termination of the Purchasers’ Investment Limit pursuant to the Receivables Purchase Agreement shall automatically and concurrently reduce the Purchasers’ Investment Limit (but not the Aggregate Facilities Commitment) for purposes of this Agreement to an amount equal to such Purchasers’ Investment Limit, as so reduced, or terminate the Purchasers’ Investment Limit, as the case may be.

Mattel, Inc. Second Amended and Restated Credit Agreement

2.05 Voluntary Prepayments. The Company may, upon not less than one Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (in the case of a prepayment of a Base Rate Loan) or three Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (in the case of a prepayment of a Eurodollar Rate Loan) (which notice the Administrative Agent will promptly transmit by telecopy, telex or telephone to each Lender), at any time and from time to time prepay (i) any Eurodollar Rate Loans in whole or in part in an aggregate minimum amount of $3,000,000 and integral multiples of $500,000 in excess of that amount so long as the unpaid balance is not less than $5,000,000; or (ii) any Base Rate Loans in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount; provided that in the event of any such prepayment of any Eurodollar Rate Loans, the Company shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 3.05. If such notice of prepayment does not specify how such prepayment shall be applied, it shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, as determined by the Administrative Agent. All prepayments of Eurodollar Rate Loans shall be applied to the payment of any interest that has accrued to the date of such prepayment before application to principal. Prepayments of Base Rate Loans shall be applied to principal only.

2.06 Repayment of Loans. Each Loan shall mature and the Company shall repay the unpaid principal amount of each Loan on the Termination Date.

2.07 Interest on the Loans.

(a) Subject to Section 2.07(c), the Loans shall bear interest on the unpaid principal amount thereof from the Funding Date until paid in full at a rate per annum equal to (i) with respect to Eurodollar Rate Loans, the Eurodollar Rate plus the Applicable Rate for Eurodollar Rate Loans or (ii) with respect to Base Rate Loans, the Base Rate plus the Applicable Rate for Base Rate Loans.

(b) Subject to Section 2.07(c), from and after the Effective Date, interest shall be payable in arrears on the Loans on each Interest Payment Date applicable to that Loan. Interest paid on the date of any partial prepayment of Loans hereunder shall be paid in respect of the portion of the Loans so prepaid. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c) Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any amount (other than principal of any Loan) not paid when due (without regard to any applicable grace periods), in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest payable upon demand at a rate equal to the Default Rate. Furthermore, while any Event of Default exists or after acceleration, the Company shall pay interest on the principal amount of all outstanding Loans at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand. Notwithstanding the

Mattel, Inc. Second Amended and Restated Credit Agreement

foregoing, interest shall not commence accruing at the Default Rate until the Administrative Agent, at the direction of the Requisite Lenders, has notified the Company thereof; provided, however, that upon the occurrence of an Event of Default specified in Section 8.01(f) or (g), the Default Rate shall thereupon automatically commence accruing and be due and payable without further act of or demand by the Administrative Agent or any Lender.

2.08 Fees.

(a) Commitment fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate for the commitment fee times the actual daily amount by which the Aggregate Facilities Commitment exceed the aggregate outstanding amount of the Loans plus the Purchasers’ Investment. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Section 4 is not met, shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the Termination Date; provided that in connection with any reduction or termination of the Aggregate Facilities Commitment pursuant to Section 2.04, the accrued fee calculated on the portion so terminated or reduced for the period ending on such date shall also be paid on the date of such reduction or termination. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Utilization fee. The Company agrees to pay a utilization fee equal to the Applicable Rate therefor on the daily actual principal amount of all outstanding Loans on each day that the aggregate principal amount of outstanding Loans exceeds 50.0% of an amount equal to (i) the Aggregate Facilities Commitment less (ii) the aggregate outstanding amount of the Purchasers’ Investments. The Company shall pay the utilization fee to the Administrative Agent for distribution to each Lender in accordance with its Pro Rata Share. The utilization fee shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of each calendar quarter, for all amounts accrued to such date, and on the Termination Date; provided that, in connection with any reduction or termination of the Aggregate Facilities Commitment pursuant to Section 2.04, the accrued utilization fee calculated on the portion so terminated or reduced for the period ending on such date shall also be paid on the date of such reduction or termination.

(c) Other fees. The Company shall pay an arrangement fee to the Arranger for the Arranger’s own account, and shall pay an agency fee to the Administrative Agent for the Administrative Agent’s own account, in the amounts and at the times specified in the letter agreement, dated February 2, 2004 (the “Agent/Arranger Fee Letter”), among the Company, the Arranger and the Administrative Agent. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

Mattel, Inc. Second Amended and Restated Credit Agreement

(d) The Company shall pay to the Administrative Agent such fees as may from time to time be agreed upon between the Company and the Administrative Agent.

2.09 Calculation of Interest and Fees. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.

(b) Any change in the interest rate on a Loan resulting from a change in the Applicable Rate or Eurodollar Reserve Percentage shall become effective as of the opening of business on the day such change in the Applicable Rate or Eurodollar Reserve Percentage becomes effective. Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Company and the Lenders, in the absence of manifest error.

2.10 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Company and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Company shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, type of Loan (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.11 Payments Generally.

(a) All payments to be made by the Company shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Company hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by

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the Administrative Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the provisions in the definition of “Interest Period”, if any payment to be made by the Company shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Company or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that the Company or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Company or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Company failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Company to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify the Company of such failure to fund, and may make a demand therefor upon the Company, and the Company shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Loan Commitment or to prejudice any rights which the Administrative Agent or the Company may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds

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are not made available to the Company by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Section 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly and, in any event, if practicable, not later than the next Business Day, return such funds (in like funds as received from such Lender) to such Lender no later than the next Business Day, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion) or otherwise, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Company agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.07) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Mattel, Inc. Second Amended and Restated Credit Agreement

SECTION 3.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Subject to Section 3.01(d) and Section 3.01(f), any and all payments by the Company to each Lender or the Administrative Agent under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender’s or the Administrative Agent’s net income by the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b) In addition, the Company shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) Subject to Section 3.01(f), the Company shall indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.01) paid by such Lender or the Administrative Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date such Lender or the Administrative Agent makes written demand therefor.

(d) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then, subject to Section 3.01(f): (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Company shall make such deductions, and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(e) Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.

(f) The Company will not be required to pay any additional amounts in respect of Taxes pursuant to this Section 3.01 to any Lender for the account of any Lending Office of such

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Lender: (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under Section 10.18 in respect of such Lending Office; or (ii) if such Lender shall have delivered to the Company the form(s) in respect of such Lending Office pursuant to Section 10.18, and such Lender shall not be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Company hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any Governmental Person charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such form(s).

(g) If, at any time, the Company requests any Lender to deliver any forms or other documentation pursuant to Section 10.18, then the Company shall, on demand of such Lender through the Administrative Agent, reimburse such Lender for any costs and expenses (including expenses of outside legal counsel and the allocated costs of in-house counsel) reasonably incurred by such Lender in the preparation or delivery of such forms or other documentation.

(h) If the Company is required to pay additional amounts to any Lender or the Administrative Agent pursuant to Section 3.01(d), then such Lender shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

3.02 Capital Adequacy. If (a) any adoption of or any change in or in the interpretation of any law, rule or regulation, or (b) compliance with any guideline, request or directive of any central bank or other Governmental Person or quasi-governmental authority exercising control over banks or financial institutions generally or any court (whether or not having the force of law), or (c) any change in the force or effectiveness of the regulations set forth at 12 C.F.R. Part 3 (Appendix A), 12 C.F.R. Part 225 (Appendix A), 12 C.F.R. Part 208 (Appendix A) or 12 C.F.R. Part 325 (Appendix A) requires that the commitments of any Lender hereunder (including, without limitation, commitments and obligations in respect of Loans) be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender (a “Change in Law”), the result of which is to reduce the rate of return on such Lender’s capital as a consequence of such commitments to a level below that which such Lender could have achieved but for such Change in Law, taking into consideration such Lender’s policies with respect to capital adequacy, by an amount which such Lender deems to be material, the Lender shall deliver to the Company a statement of the amount necessary to compensate such Lender for the reduction in the rate of return on its capital attributable to such commitments (the “Capital Compensation Amount”). The Lender shall determine the Capital Compensation Amount in good faith, using reasonable attribution and averaging methods. The Lender shall from time to time notify the Company of the amount so determined. Such amount shall be due and payable by the Company to such Lender ten Business Days after such notice is given. As soon as practicable after any Change in Law, each Lender seeking compensation under this Section shall

Mattel, Inc. Second Amended and Restated Credit Agreement

submit to the Company estimates of the Capital Compensation Amounts that would be payable as a function of such Lender’s commitments hereunder.

3.03 Illegality.

(a) If any Lender shall determine that any Law or any change therein or in the interpretation or administration thereof has made it unlawful, or that any Governmental Person has asserted that it is unlawful, for any Lender or its Lending Office to make Eurodollar Rate Loans, then, on notice thereof by the Lender to the Company through the Administrative Agent, the obligation of the Lender to make Eurodollar Rate Loans shall be suspended until the Lender shall have notified the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exists.

(b) If a Lender shall determine that any Law or any change therein or in the interpretation or administration thereof has made it unlawful, or that any Governmental Person has asserted that it is unlawful, for any Lender or its Lending Office to maintain any Eurodollar Rate Loan, the Company shall prepay all Eurodollar Rate Loans of the Lender then outstanding, together with interest accrued thereon, or convert all Eurodollar Rate Loans of the Lender then outstanding to Base Rate Loans pursuant to Section 2.03, either on the last day of the Interest Period thereof if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or promptly, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 3.05.

(c) If the obligation of any Lender to make or maintain Eurodollar Rate Loans has been terminated, the Company may elect, by giving notice to the Lender through the Administrative Agent that all Loans which would otherwise be made by the Lender as Eurodollar Rate Loans shall be instead Base Rate Loans.

(d) Before giving any notice to the Administrative Agent pursuant to this Section 3.03, the affected Lender shall designate a different Lending Office with respect to its Eurodollar Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

3.04 Increased Costs and Reduction of Return. If any Lender shall determine that, due to either (a) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Eurodollar Rate) in or in the interpretation of any law or regulation or (b) the compliance with any guideline or request from any Governmental Person (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Company shall be liable for, and shall from time to time, upon demand therefor by such Lender (with a copy of such demand to the Administrative Agent), pay to such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs. Each Lender agrees to notify the Company of the occurrence of such an increased cost event promptly after obtaining knowledge thereof.

Mattel, Inc. Second Amended and Restated Credit Agreement

3.05 Funding Losses. The Company agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of: (a) the failure of the Company to make any payment or prepayment of principal of any Eurodollar Rate Loan (including payments made after any acceleration thereof); (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation; (c) the failure of the Company to make any prepayment after the Company has given a notice in accordance with Section 2.05; or (d) the prepayment of a Eurodollar Rate Loan on a day which is not the last day of the Interest Period with respect thereto; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by the Company to the Lenders under Section 3.04 and this Section 3.05, each Eurodollar Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Eurodollar Rate used in determining the Eurodollar Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan is in fact so funded. This covenant shall survive the payment in full of all other Obligations.

3.06 Inability to Determine Rates. If the Administrative Agent shall have determined that for any reason adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or if the Requisite Lenders advise the Administrative Agent in writing that the Eurodollar Rate applicable for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will forthwith give notice of such determination to the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans hereunder shall be suspended until the Administrative Agent upon the instruction of the Requisite Lenders revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/ Continuation then submitted by it. If the Company does not revoke such notice with respect to Loans, the Lenders shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans.

3.07 Matters Applicable to all Requests for Compensation. A certificate of the Administrative Agent or any Lender claiming compensation under this Section 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

3.08 Survival. The agreements and obligations of the Company in this Section 3 shall survive the payment of all other Obligations.

Mattel, Inc. Second Amended and Restated Credit Agreement

SECTION 4.

CONDITIONS PRECEDENT

4.01 Conditions to Effectiveness. The effectiveness of the Agreement is subject to satisfaction of the following conditions precedent on or before March 31, 2004:

(a) The Company shall deliver to the Administrative Agent and Lenders (or to the Administrative Agent for the Lenders with sufficient originally executed copies for each Lender, except for any Notes):

(i) This Agreement, duly executed and delivered by the Company, the Administrative Agent and all Lenders;

(ii) A Note, duly executed and delivered by the Company, drawn to the order of each Lender requesting a Note, with appropriate insertions;

(iii) (a) Amendment No. 1 to Receivables Purchase Agreement, duly executed and delivered by Mattel Factoring, Inc., as transferor, the Company, as servicer, the Administrative Agent and the purchasers party thereto;

(iv) (a) The Reaffirmation Agreement, duly executed and delivered by the Guarantors and (b) Amendment No. 1 to Continuing Guaranty, dated as of the date hereof, duly executed and delivered by each of the Guarantors;

(v) Copies of the resolutions of the board of directors or the executive committee of each Company Party approving and authorizing the execution, delivery and performance by such Company Party of each Loan Document to which it is a party, certified as of the Effective Date by the secretary or an assistant secretary of such Company Party;

(vi) Amendment No. 1 to Purchase and Sale Agreement, duly executed and delivered by Mattel Sales Corp. and Fisher-Price, as Sellers, Mattel Factoring, Inc., as Buyer, and the Company, as Servicer and Guarantor;

(vii) A certificate of the secretary or assistant secretary of each Company Party, certifying the names and true signatures of the officers of such Company Party authorized to execute and deliver the Loan Documents to which it is a party;

(viii) The articles or certificate of incorporation or organization of each Company Party as in effect on the Effective Date, certified by the secretary of state of the state of its incorporation or formation as of a recent date, and the bylaws or operating agreement of each Company Party as in effect on the Effective Date, in each case, certified by the secretary or assistant secretary of such Company Party as of the Effective Date;

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(ix) A good standing certificate for each Company Party from the secretary of state of its state of incorporation or formation dated as of a recent date;

(x) Executed copies of one or more favorable written opinions of a Senior Counsel of the Company and Latham & Watkins LLP, counsel to the Company, dated as of the Effective Date, substantially in the form of Exhibit E hereto relating to the Company Parties and as to such other matters as the Administrative Agent and the Lenders may reasonably request; and

(xi) A certificate signed by one of the officers authorized to deliver an Officers’ Certificate certifying (A) that the conditions specified in Sections 4.01(c) and (d) have been satisfied, (B) that there has been no event or circumstance since the date of the audited financial statements dated December 31, 2002 referred to in Section 5.08 which has a Material Adverse Effect; and (C) the current ratings on the Company’s long-term unsecured Indebtedness by S&P, Moody’s and Fitch.

(b) The Company shall have paid all fees payable pursuant to Sections 2.08(c) and (d).

(c) The representations and warranties of each Company Party contained in any Loan Document shall be true, correct and complete in all material respects on and as of the Effective Date.

(d) No Default or Event of Default shall exist.

(e) The Company shall have performed in all material respects all agreements which this Agreement provides shall be performed by it on or before the Effective Date

4.02 Conditions to All Loans. The obligation of each Lender to make any Loan is subject to the following further conditions precedent that, as of the applicable Funding Date:

(a) The Administrative Agent shall have received on or before that Funding Date a Notice of Borrowing signed by the Chief Executive Officer, the Chief Financial Officer, the Treasurer or an Assistant Treasurer of the Company or any officer of the Company designated by any of the above described officers on behalf of the Company in writing delivered to the Administrative Agent;

(b) The representations and warranties of the Company contained in any Loan Document (except the representation and warranty contained in Section 5.09 and, in the case of a borrowing of Loans where the aggregate principal amount of the Loans being made on that Funding Date equals or is less than the aggregate principal amount of Loans maturing on that Funding Date, the representation and warranty contained in Section 5.11), shall be true, correct and complete in all material respects on and as of that Funding Date (except to the extent that such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date to the same extent as though made on and as of that Funding Date; and

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(c) No Default or Event of Default shall exist or shall result from such borrowing or continuation or conversion.

Each Notice of Borrowing submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the Funding Date, that the conditions in Section 4.02 are satisfied or waived.

SECTION 5.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to make any extension of credit hereunder, the Company represents and warrants to each Lender and the Administrative Agent that the following statements are true, correct and complete:

5.01 Organization and Powers. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and, except for changes in the ordinary course of business or as permitted or contemplated by this Agreement, each of the Material Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; and each has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and, in the case of the Company, to enter into this Agreement, a Fisher-Price Subordination Agreement and a Mattel Sales Subordination Agreement, to issue the Notes and to carry out the transactions contemplated hereby and thereby.

5.02 Good Standing. The Company and, except for changes in the ordinary course of business or as permitted or contemplated by this Agreement, each Material Subsidiary is in good standing wherever necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing has or will have no Material Adverse Effect.

5.03 Material Subsidiaries. Except for changes in the ordinary course of business or as permitted or contemplated by this Agreement, Schedule 5.03 hereto correctly sets forth the name, jurisdiction of incorporation and ownership interest of the Company in each of its Material Subsidiaries as of the date hereof.

5.04 Authorization of Borrowing. The execution, delivery and performance of each Loan Document to which it is a party, and acknowledgement of the Fisher-Price Subordination Agreement and the Mattel Sales Subordination Agreement and the issuance, delivery and payment of the Notes have been duly authorized by all necessary corporate action by the Company.

5.05 No Conflict. The execution, delivery and performance by the Company of this Agreement and the acknowledgement of the Fisher-Price Subordination Agreement, the Mattel Sales Subordination Agreement and the issuance, delivery and payment of the Notes do not and will not (a) violate the Restated Certificate of Incorporation or Bylaws of the Company, (b)

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violate any provision of law applicable to the Company, or any material order, judgment or decree of any court or other agency of government binding on the Company, the violation of which would result in a Material Adverse Effect, (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Company, (d) result in or require the creation or imposition of any material lien, security interest, charge or encumbrance of any nature whatsoever upon any of its material properties or assets, or (e) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of the Company.

5.06 Governmental Consents. The execution, delivery and performance by the Company of each Loan Document to which it is a party and each agreement, document, or instrument required hereunder, the acknowledgment of the Fisher-Price Subordination Agreement, Mattel Sales Subordination Agreement, and the issuance, delivery and payment of the Notes do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Federal, state or other governmental authority or regulatory body or other such person.

5.07 Binding Obligation. This Agreement is, and each other Loan Document to which it is a party, when executed and delivered hereunder will be, the legally valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.

5.08 Financial Condition. The Company has heretofore delivered to the Lenders a consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2002 and related consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, audited by PricewaterhouseCoopers LLP and all other financial statements required to be delivered pursuant to Section 6.01. All such statements were prepared in accordance with GAAP and fairly present the consolidated financial position of the Company and its Subsidiaries as at the date thereof and the consolidated results of operations and statement of cash flow of the Company and its Subsidiaries for the period then ended. Neither the Company nor any of its Subsidiaries has any material Contingent Obligation, liability for taxes or long-term lease which as of the date of this Agreement, individually or in the aggregate, would, if it became absolute, result in a Material Adverse Effect which is not reflected in the financial statements delivered prior to the date hereof or in the notes thereto.

5.09 Changes, Etc. Since December 31, 2002, there has been no event or events that have, either individually or in the aggregate, resulted in a Material Adverse Effect.

5.10 Title to Properties. The Company and its Subsidiaries have good, sufficient and legal title to all the properties and assets reflected in the consolidated balance sheet referred to in Section 5.08 except as set forth in said balance sheet or in the notes thereto, except for assets acquired or disposed of in the ordinary course of business or as otherwise permitted by this

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Agreement since December 31, 2002 and except for immaterial defects in title as could not, individually or in the aggregate, have a Material Adverse Effect.

5.11 Litigation; Adverse Facts. Except as set forth on Schedule 5.11 hereto, there is no action, suit, proceeding or arbitration (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of the Company’s or such Subsidiaries’ properties which, in the reasonable judgment of the Company and its executive officers (assuming adverse determination of facts which the Company in good faith believes it would not successfully disprove, and considering damages which in their best judgment is the maximum that would be awarded upon, and the likelihood of, an adverse determination of the claim or the amount which reflects their best judgment as to that required to be paid to settle the claims) would result in a Material Adverse Effect and there is no basis known to such executive officers for any such action, suit or proceeding. Neither the Company nor any of its Subsidiaries is (i) in violation of any applicable law which could result in a Material Adverse Effect, or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could result in a Material Adverse Effect. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which provides a reasonable basis for questioning the validity or the enforceability of any Loan Document.

5.12 Payment of Taxes. All tax returns and reports of the Company and its Material Subsidiaries required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges upon the Company and its Subsidiaries and upon their respective properties, assets, income and franchises which are due and payable have been paid when due and payable or bonded against, except to the extent permitted by Section 6.04. The Company knows of no proposed tax assessment against it or any of its Subsidiaries that would result in a Material Adverse Effect.

5.13 Agreements. Neither the Company nor any of its Subsidiaries is a party to or is subject to any material agreement or instrument or charter or other internal restriction which results in a Material Adverse Effect.

5.14 Performance. Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation of the Company, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except, in any such case, where the consequences, direct or indirect, of such default or defaults, if any, would not result in a Material Adverse Effect.

5.15 Governmental Regulation. Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power

Mattel, Inc. Second Amended and Restated Credit Agreement

Act, the Interstate Commerce Act or the Investment Company Act of 1940 or to any Federal or state statute or regulation limiting its ability in any material way to incur Indebtedness for money borrowed.

5.16 Employee Benefit Plans. The Company and each of its ERISA Affiliates is in compliance in all material respects with any applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Pension Plans. Neither the Company nor any of its ERISA Affiliates has participated in or participates in any Multiemployer Plan the withdrawal from which may result in any liability to any party in an amount in excess of $100,000,000.

5.17 Environmental Matters. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.18 Disclosure. No representation or warranty of the Company contained in this Agreement or any other document, certificate or written statement furnished to the Lenders by the Company since December 31, 2002 for use in connection with the transactions contemplated by this Agreement as of the date of this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to the officers of the Company in the case of any document or fact not furnished by it) necessary in order to make the statements contained herein or therein not misleading except to the extent that any such statement or omission that was untrue or misleading at the time made or that subsequently became untrue or misleading has been superseded or corrected by information provided to the Lenders prior to the date of this Agreement. The projections and pro forma financial information contained in such written materials are based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known to the officers of the Company as of the date of this Agreement (other than matters of a general economic nature) which materially adversely affects the business, operations, property, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, which has not been disclosed herein or in the written materials referred to in Section 5.08 other than as disclosed in writing to the Lenders on or before the date hereof.

5.19 Subordination Agreements. Neither Fisher-Price nor Mattel Sales has any material outstanding obligations to any Affiliate of the Company which has not signed a Fisher-Price Subordination Agreement or a Mattel Sales Subordination Agreement, respectively, and as of the date hereof, neither Fisher-Price nor Mattel Sales has any outstanding Fisher-Price Subordination Agreements or Mattel Sales Subordination Agreements, respectively.

Mattel, Inc. Second Amended and Restated Credit Agreement

SECTION 6.

AFFIRMATIVE COVENANTS

The Company agrees from the Effective Date until payment in full of all Obligations and termination of the Aggregate Facilities Commitment and the Receivables Purchase Agreement, unless Requisite Lenders shall otherwise give prior written consent, the Company will perform all covenants in this Section 6.

6.01 Financial Statements. The Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. The Company will deliver to the Administrative Agent and to each Lender:

(a) as soon as practicable and in any event not later than 55 days after the end of each of the first three fiscal quarters of the Company, consolidated balance sheets of the Company and its Subsidiaries as at the end of such period and for the fiscal year to date and the related consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flow all in reasonable detail and certified by the Chief Financial Officer, Executive Vice President Finance or the Treasurer of the Company that the consolidated statements (and to the best of his or her belief, the consolidating statements) and other materials required by this clause (a) fairly present the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations for the periods indicated, subject to changes resulting from year-end audit and normal year-end adjustments; and

(b) as soon as practicable and in any event not later than 100 days after the end of each fiscal year of the Company, consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such year and the related consolidated (and, as to statements of income only, consolidated and consolidating) statements of income, stockholders’ equity and cash flow of the Company and its Subsidiaries for such fiscal year, setting forth in each case, in comparative form the consolidated figures for the previous year, all in reasonable detail and (i) in the case of such consolidated financial statements, accompanied by a report thereon of PricewaterhouseCoopers LLP or other independent accountants of recognized national standing selected by the Company which report shall state that such consolidated financial statements present fairly the financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flow for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and (ii) in the case of such consolidating financial statements, certified by the chief financial or accounting officer of the Company.

6.02 Certificates; Other Information. The Company will deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Requisite Lenders:

(a) together with each delivery of financial statements of the Company and its Subsidiaries pursuant to Sections 6.01(a) and (b) above, an Officers’ Certificate (i) stating that the signers have reviewed the terms of this Agreement and the Notes and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and

Mattel, Inc. Second Amended and Restated Credit Agreement

condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of the Officers’ Certificate, of any condition or event which constitutes an Event of Default or Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof, and (ii) demonstrating in reasonable detail compliance during (to the extent required) and at the end of such accounting periods with the restrictions contained in Sections 7.05 and 7.06;

(b) together with each delivery of consolidated financial statements of the Company and its Subsidiaries pursuant to Section 6.01(b) above, a written statement by the independent accountants giving the report thereon (i) stating that their audit examination has included a review of the terms of this Agreement and the Notes as they relate to accounting matters, and (ii) stating whether, in connection with their audit examination, any condition or event which constitutes an Event of Default or Default has come to their attention, and if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Default that would not be disclosed in the course of their audit examination. The Administrative Agent shall have the right, from time to time, to discuss the affairs of the Company directly with such independent certified public accountants;

(c) promptly upon receipt thereof, copies of all reports submitted to the Company (including, without limitation, the Company’s Board of Directors) by the Company’s independent accountants in connection with each annual, interim or special audit of the consolidated financial statements of the Company made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit; and

(d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its security holders or by any Subsidiary of the Company to its security holders other than the Company or another Subsidiary, and, promptly upon their becoming effective, and in any event within 15 days of filing, all regular and periodic reports and all registration statements and prospectuses that have been filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Person succeeding to any of its functions, and all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning material developments in the business of the Company and its Subsidiaries.

Each document required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) shall be deemed to have been delivered on the date on which the Company posts such document on the Company’s website on the Internet at the website address listed on Schedule 10.02, or when such document is posted on the Securities and Exchange Commission’s website at www.sec.gov or on IntraLinks; provided that the Company shall deliver paper copies of all such documents to the Administrative Agent or any Lender that requests the Company to

Mattel, Inc. Second Amended and Restated Credit Agreement

deliver such paper copies until a request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above in this paragraph, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03 Notices. The Company will promptly notify the Administrative Agent and each Lender:

(a) promptly upon any executive officer of the Company obtaining knowledge (i) of any condition or event which constitutes an Event of Default or Default, or becoming aware that the Administrative Agent or any Lender has given any notice or taken any other action with respect to a claimed Event of Default or Default under this Agreement, (ii) of any condition or event which would be required to be disclosed in a current report filed by the Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4 and 6 of such Form as in effect on the date hereof) if the Company were required to file such reports under the Exchange Act, (iii) that any Person has given any notice to the Company or any Subsidiary of the Company or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.01, (iv) of the institution of any litigation which could reasonably be expected to result in liability of the Company or any of its Subsidiaries equal to or greater than $20,000,000 or any adverse determination in any litigation involving a potential liability of the Company or any of its Subsidiaries equal to or greater than $20,000,000, or (v) of a Material Adverse Effect, in each case an Officers’ Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto;

(b) promptly after the acquisition of any Material Subsidiary, notice of such acquisition;

(c) promptly upon any executive officer of the Company obtaining knowledge, notice of any change in the ratings on the Company’s long-term unsecured Indebtedness by S&P, Moody’s or, Fitch; and

(d) with reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender or the Administrative Agent, including any financial reports regularly prepared by the Company for internal use.

6.04 Corporate Existence, etc. Except as permitted or not prohibited in Section 7.03, the Company will at all times preserve and keep in full force and effect its corporate existence and rights and franchises material to its business and those of each of its Material Subsidiaries; provided that the corporate existence and the rights and franchises of any Material Subsidiary may be terminated or permitted to lapse if such termination or lapse is in the best interest of the Company, is approved by the Board of Directors of the Company and is not materially disadvantageous to the holder of any Note.

Mattel, Inc. Second Amended and Restated Credit Agreement

6.05 Payment of Taxes and Claims; Tax Consolidation. The Company will, and will cause each of its Material Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor. The Company will not, nor will it permit any Material Subsidiary to, file or consent to the filing of any consolidated income tax return with any Person (other than the Company or a Subsidiary of the Company).

6.06 Maintenance of Properties; Insurance. Except as permitted or not prohibited in Section 7.03, the Company will maintain or cause to be maintained in good repair, working order and condition all material properties (other than obsolete properties) used or useful in the business of the Company and its Material Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals, substitutions and replacements thereof. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Material Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations; provided that the Company may maintain a program of self insurance for the Company and its Material Subsidiaries in accordance with sound business practices.

6.07 Inspection of Property and Books and Records. The Company shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiaries. The Company will permit any authorized representatives designated by any Lender at the expense of that Lender, to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom (but not records relating to intellectual property), and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested.

6.08 Use of Proceeds of Loans. The Company shall use the proceeds of Loans for general lawful corporate purposes, including, without limitation financing working capital and capital expenditures, lending to its Subsidiaries and acquiring other Persons or businesses so long as the acquisition is approved by the board of directors of the Person being acquired.

Mattel, Inc. Second Amended and Restated Credit Agreement

6.09 Environmental Laws. The Company shall maintain and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10 Subordination Agreements. If from time to time Fisher-Price or Mattel Sales has any material outstanding obligations owing to any Affiliate of the Company which has not signed a Fisher-Price Subordination Agreement or a Mattel Sales Subordination Agreement, respectively, the Company shall cause such Affiliate to execute deliver a Fisher-Price Subordination Agreement or a Mattel Sales Subordination Agreement, as the case may be, and deliver to the Administrative Agent a signature and incumbency certificate of the officers of each such Affiliate and cause Fisher-Price or Mattel Sales, as the case may be, to acknowledge each such agreement.

6.11 Compliance with Laws. The Company shall maintain and shall cause each of its Subsidiaries to, comply in all material respects with the requirements of all Laws applicable to it, except in such instances in which (i) such requirement of Laws is being contested in good faith by appropriate proceedings diligently conducted or a bona fide dispute exists with respect thereto; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.

NEGATIVE COVENANTS

The Company agrees from the Effective Date until payment in full of all Obligations and termination of the Aggregate Facilities Commitment and the Receivables Purchase Agreement, unless Requisite Lenders shall otherwise give prior written consent, the Company will perform all covenants in this Section 7.

7.01 Indebtedness. The Company will not, and will not permit any of its Material Subsidiaries to, directly or indirectly incur, assume, guaranty or otherwise become directly or indirectly liable with respect to any Indebtedness; except:

(a) Indebtedness permitted to be secured under Section 7.02;

(b) Non-Priority Indebtedness of the Company; and

(c) Non-Priority Indebtedness of Subsidiaries of the Company not exceeding 20% of Consolidated Net Worth in the aggregate at any time.

Mattel, Inc. Second Amended and Restated Credit Agreement

7.02 Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of the Company or any Subsidiary except:

(a) Liens securing Indebtedness for borrowed money not exceeding, together with the aggregate outstanding face amount of sales or discounting of notes or receivables permitted under Section 7.04(e), $100,000,000 in aggregate principal amount at any time;

(b) Liens existing on the date hereof;

(c) Liens securing Indebtedness under the Receivables Purchase Agreement;

(d) Liens securing Indebtedness under Other Permitted Accounts Receivable Financing Facilities or otherwise arising under transactions permitted pursuant to Section 7.04;

(e) Liens listed on Schedule 7.02; and

(f) Liens on newly-acquired Capital Assets; provided that such Liens on Capital Assets located in the United States shall not secure Indebtedness for borrowed money in excess of $25,000,000.

7.03 Restriction on Fundamental Changes.

(a) The Company shall not, and shall not permit any of its Material Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the date hereof.

(b) The Company shall not, and shall not suffer or permit any of its Material Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of whether in one transaction or in a series of transactions, all or substantially all, of its assets to or in favor of any Person, except:

(i) (A) the Company may merge or consolidate with any other Person provided that the Company shall be the continuing or surviving corporation, and (B) any Material Subsidiary may merge or consolidate with any other Person provided that the Company or a Material Subsidiary shall be the continuing or surviving corporation; provided, further, that (1) if any transaction shall be between a Subsidiary and a wholly-owned Subsidiary, a wholly-owned Subsidiary shall be the continuing or surviving corporation, (2) no Default or Event of Default shall result from such merger or consolidation, and (3) except where a wholly-owned Subsidiary merges or consolidates with another wholly-owned Subsidiary or the Company, no Default or Event of Default shall exist prior to such merger or consolidation; and

(ii) any Subsidiary of the Company may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or another wholly-owned Subsidiary of the Company; provided that, in the event that any such Subsidiary that sells all or substantially all of its assets (upon voluntary liquidation or otherwise) to another wholly-owned Subsidiary of the Company is a Guarantor and such wholly-owned Subsidiary of the Company is not a Guarantor, then such wholly-owned Subsidiary shall guarantee the Obligations under this Agreement and the other Loan

Mattel, Inc. Second Amended and Restated Credit Agreement

Documents pursuant to a guaranty agreement in form and substance reasonably satisfactory to the Administrative Agent.

7.04 Sale or Discount of Receivables. The Company will not, and will not permit any of its Domestic Subsidiaries to, directly or indirectly, sell with or without recourse, or discount or otherwise sell for less than the face value thereof any of its notes or accounts receivable, except:

(a) discounts offered in the ordinary course of business for early payment of accounts receivable and negotiated settlements of bad debts and disputed accounts receivable in the ordinary course of business;

(b) sales of accounts receivable under the Receivables Purchase Agreement and agreements entered into in connection therewith;

(c) sales of accounts receivable under Other Permitted Accounts Receivable Financing Facilities;

(d) sales of accounts receivable where the Company believes in good faith that the collectability of such accounts receivable is or may be jeopardized by the distressed financial condition of the obligor under such accounts receivable; and

(e) sales or discounting of any other notes or receivables, the aggregate outstanding face amount of which does not exceed, together with the aggregate outstanding principal amount of secured Indebtedness permitted under Section 7.02(a), $100,000,000 in the aggregate at any time.

7.05 Consolidated Funded Indebtedness to Total Capitalization. The Company shall not permit the ratio of the sum of (a) Consolidated Funded Indebtedness plus (b) Combined Purchasers’ Investments to the sum of (x) Consolidated Funded Indebtedness plus (y) Combined Purchasers’ Investments plus (z) the consolidated net worth of the Company and its Subsidiaries on a consolidated basis determined in conformity with GAAP to exceed 60% at the end of each of the first three fiscal quarters in each fiscal year and 50% at the end of each fiscal year.

7.06 Interest Coverage Ratio. The Company shall not permit, as of the last day of each fiscal quarter, the ratio of (a) the sum of (i) its net income from continuing operations, for the four consecutive fiscal quarters ending on such date, before (A) special items, (B) minority interest, (C) gains on reacquisition of debt, plus (ii) income taxes accrued for the four consecutive fiscal quarters ending on such date, plus (iii) interest accrued for the four consecutive fiscal quarters ending on such date, excluding capitalized interest and without regard to interest income plus (iv) depreciation and amortization for the four consecutive fiscal quarters ending on such date to (b) interest incurred for the four consecutive fiscal quarters ending on such date, including capitalized interest and without regard to interest income, to be less than 3.50 to 1.

7.07 ERISA. The Company will not, and will not permit any of its ERISA Affiliates to, permit the aggregate actuarial present value of all benefit liabilities under all Pension Plans to

Mattel, Inc. Second Amended and Restated Credit Agreement

exceed the aggregate fair market value of the assets of such Pension Plans allocable to such benefit liabilities by more than $100,000,000, determined in accordance with the actuarial assumptions and liabilities set forth in the most recent actuarial valuation prepared with respect to such Pension Plans.

7.08 Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by the Company for the purpose of “purchasing” or “carrying” any Margin Stock in any manner that would cause any Lender to be in violation of Regulation U, of the Federal Reserve Board (or any other regulation of the Federal Reserve Board) or the Exchange Act, in each case as in effect on the date or dates of such borrowing and the use of such proceeds.

7.09 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

SECTION 8.

EVENTS OF DEFAULT

8.01 Events of Default. Any of the following conditions or events shall constitute an “Event of Default:”

(a) Failure to Make Payments When Due. (i) Failure by any Company Party to pay any required payment of principal under this Agreement or the Receivables Purchase Agreement or of any Loan or any Notes, when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise, (ii) failure by any Company Party to pay any required payment of interest under this Agreement or the Receivables Purchase Agreement or on any Loan or any Note or any fees payable pursuant to Section 2 for a period of five days or more after the date such payment is due, or (iii) failure by any Company Party to pay any other amount due under this Agreement or the Receivables Purchase Agreement within 90 days after written notice thereof; or

(b) Default in Other Agreements. (i) Failure of the Company or any of its Material Subsidiaries to pay or any default in the payment of any principal or interest on any Indebtedness in an amount exceeding $15,000,000 or any default in any other obligation for the payment of money in an amount in excess of $15,000,000 beyond any period of grace allowed; or (ii) any breach or default (unless cured or waived) with respect to any other term of any evidence of such other Indebtedness for borrowed money in an amount exceeding $15,000,000 or of any loan agreement, mortgage, indenture or other agreement relating thereto, and such breach or default continues after the applicable grace or notice period, if any, specified in the document relating thereto, if the effect of such failure, default or breach is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness for borrowed money to become or be declared due prior to its stated maturity; or

Mattel, Inc. Second Amended and Restated Credit Agreement

(c) Breach of Certain Covenants. Failure of the Company to perform or comply with any term or condition contained in Sections 6.03(a), 6.04 or Section 7 of this Agreement; or

(d) Breach of Warranty. Any of the Company’s, Fisher-Price’s or Mattel Sales’ representations or warranties made in any Loan Document in writing pursuant hereto or in connection herewith shall be false in any material respect on the date as of which made; or

(e) Other Defaults Under Loan Documents. Failure of any Company Party to perform or comply with any other term or condition contained in any Loan Document to which it is a party thereto, other than the conditions referred to in Subsections (a), (b), (c) and (d) above, and such default shall not have been remedied or waived within 30 days after receipt of notice from the Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any of its Material Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed, or (ii) any other similar relief shall be granted under any applicable federal or state or applicable foreign law; a petition for an involuntary case shall be filed against the Company or any of its Material Subsidiaries under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Material Subsidiaries, or over all or substantially all of its property, shall have been entered; or an interim receiver, trustee or other custodian of the Company or any of its Material Subsidiaries for all or substantially all of the property of the Company or any of its Material Subsidiaries shall be appointed involuntarily; and the continuance of any such events in clause (ii) for 45 days unless dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. The Company or any of its Material Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in any involuntary case, or to the conversion from an involuntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, sequestrator, trustee or other custodian for all or substantially all of its property; the making by the Company or any of its Material Subsidiaries of any assignment for the benefit of creditors; or the inability or failure of the Company or any of its Material Subsidiaries, or the admission by the Company or any of its Material Subsidiaries in writing of its inability, to generally pay its debts as such debts become due; or the Board of Directors of the Company or any of its Material Subsidiaries adopts any resolution or otherwise takes action to approve any of the foregoing; or

(h) Judgments. Any final money judgment involving in any case an amount in excess of $20,000,000 or in excess of $40,000,000 in the aggregate at any one time for all final judgments shall be entered or filed against the Company or any Material Subsidiary or any of their

Mattel, Inc. Second Amended and Restated Credit Agreement

respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 45 days or in any event later than five days prior to the date of any proposed sale thereunder; or

(i) Dissolution. Any order, judgment or decree shall be entered against the Company or any Material Subsidiary decreeing the dissolution or split up of the Company and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

(j) ERISA. (i) Any Pension Plan maintained by the Company or any of its ERISA Affiliates shall be terminated within the meaning of Title IV of ERISA, or (ii) a trustee shall be appointed by an appropriate United States district court to administer any Pension Plan, or (iii) the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, or (iv) the Company or any of its ERISA Affiliates shall withdraw (under Section 4063 of ERISA) from a Pension Plan, if, as of the date of the event listed in clauses (i)-(iv) above or any subsequent date, any of the Company or its ERISA Affiliates has any liability (such liability to include, without limitation, any liability to the Pension Benefit Guaranty Corporation, or any successor thereto, or to any other party under Sections 4062, 4063 or 4064 of ERISA or any other provision of law) resulting from or otherwise associated with the events listed in clauses (i)-(iv) above for unfunded guarantied vested benefits under the Pension Plans which exceeds the current value of assets accumulated in such Pension Plan by more than $100,000,000; or

(k) Loss of Property. All, or a substantial part of, the property, assets or business of the Company or any Material Subsidiary shall be condemned or seized and such condemnation or seizure shall have (after taking into account any insurance or condemnation award) a Material Adverse Effect; or

(l) Cessation of Business. The Company or any Material Subsidiary shall at any time voluntarily or involuntarily suspend its business or a substantial part thereof which would constitute a substantial part of the business of the Company and its Subsidiaries, taken as a whole, and would have a Material Adverse Effect; or

(m) Servicer Default. A Servicer Default (as defined in the Receivables Purchase Agreement) shall occur and be continuing; or

(n) Change of Control. There occurs any Change of Control.

8.02 Remedies. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Requisite Lenders, (a) declare the Commitment of each Lender to be terminated, whereupon such Commitments shall forthwith be terminated; (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in paragraph (f) or (g) of Section 8.01 above (in the case of clause (ii) of paragraph (f)

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upon the expiration of the 45-day period mentioned therein), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations in respect of the Loan Documents shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Section 3) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Section 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

8.04 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising, including without limitation, under the Transaction Documents.

SECTION 9.

THE ADMINISTRATIVE AGENT

9.01 Appointment and Authorization. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities,

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except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in fact-and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03 Liability of Administrative Agent. None of the Administrative Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (ii) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

9.04 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company, Fisher-Price or Mattel Sales), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence

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of the Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to any borrowing specifying its objection thereto.

9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Requisite Lenders in accordance with Section 8; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

9.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Administrative Agent-Related Person has made any representation or warranty to it and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Company and its Subsidiaries or any Affiliate thereof shall be deemed to constitute any representation or warranty by any Administrative-Agent Related Person to any Lender as to any matter, including whether Administrative-Agent Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make

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such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company or any of its Affiliates which may come into the possession of any Administrative Agent-Related Person.

9.07 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Administrative Agent-Related Person (to the extent not reimbursed by or on behalf of the Company, Mattel Sales or Fisher-Price and without limiting the obligation of the Company, Mattel Sales or Fisher-Price to do so), pro rata, and hold harmless each Administrative Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Administrative Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Administrative Agent-Related Person’s own gross negligence or willful misconduct, provided, however, that no action taken in accordance with the directions of the Requisite Lenders or such greater number of Lenders as may be required by the terms of this Agreement shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive termination of the Aggregate Facility Commitment, the payment of all other Obligations and the resignation of the Administrative Agent.

9.08 Administrative Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Company, Mattel Sales, Fisher-Price or any of their Affiliates (including information that may be subject to confidentiality obligations in favor of such Company, Mattel Sales, Fisher-Price or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include Bank of America in its individual capacity.

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9.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as Administrative Agent under the Receivables Purchase Agreement. If the Administrative Agent shall resign as Administrative Agent under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Company at all times other than during the existence of an Event of Default (which consent of the Company shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company, Mattel Sales or Fisher-Price, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

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and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11 Other Agents; Arrangers and Managers. None of the Lenders identified on the facing page or signature pages of this Agreement as a “co-syndication agent,” “co-documentation agent,” “co-agent”, “lead arranger” or “book manager” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 10.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any Subsidiary party to any Loan Document therefrom, shall be effective unless in writing signed by the Requisite Lenders and the Company or the applicable Subsidiary party to such Loan Document, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) increase or extend any Lender’s Commitment (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone or extend any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any Loan Document without the written consent of each Lender directly affected thereby;

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(d) reduce the principal of, or the rate of interest specified herein on any Loan, or of any fees or other amounts payable hereunder or under any Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Requisite Lenders shall be necessary (i) to amend the definition of “Default Rate” or (ii) to waive any obligation of the Company or any other Person to pay interest at the Default Rate;

(e) change any provision of this Section or the definition of “Requisite Lenders” or “Pro Rata Share” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder or relating to a Pro Rata Share, without the written consent of each Lender;

(f) amend Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(g) discharge any Guarantor without the written consent of each Lender;

provided further, that no amendment, waiver or consent shall (i) unless in writing and signed by the Administrative Agent in addition to the Requisite Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under any Loan Document, or (ii) have the effect of making any Lender’s Pro Rata Share hereunder a different percentage than its Percentage under the Receivables Purchase Agreement. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.01 shall be binding upon each holder of any Notes at the time outstanding, each future holder of the Notes and, if signed by the Company, on the Company. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended nor the principal owing to such Lender be reduced without the consent of such Lender.

10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

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(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Company or the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Company, each Guarantor, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing or Notices of Conversion/Continuation) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify each Administrative Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other communications with the Administrative Agent pursuant to Section 2, and all other telephonic notices to the Administrative Agent intended by the Borrower to satisfy the notice requirements set forth in Section 6 made in compliance with the terms hereof, may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

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10.03 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Lender, the Administrative Agent or any holder of any Note in the exercise of any power, right or privilege hereunder or under any Note shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or any Notes are cumulative to and not exclusive of, any rights or remedies otherwise available.

10.04 Attorney Costs; Expenses and Taxes. The Company agrees (a) to pay or reimburse the Administrative Agent for all actual and reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all actual search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other actual and reasonable out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent. All amounts due under this Section 10.04 shall be payable within 30 days after submission of an invoice therefor. The agreements in this Section shall survive the termination of the Aggregate Facilities Commitment and repayment of all other Obligations.

10.05 Indemnification by the Company. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold harmless each Administrative Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any Loan, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding related to or arising out of this

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Agreement or any Loan Document or the Loans or the use of the proceeds thereof or the transactions contemplated hereby or thereby), and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Indemnified Liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Facilities Commitment and the repayment, satisfaction or discharge of all the other Obligations.

10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07 Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of and during the continuance of any Event of Default (after the giving of any notice and the expiration of any grace period contained in the definition thereof), each Lender and each subsequent holder of any Note is hereby authorized by the Company at any time or from time to time, without notice to the Company, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate any and all deposits (including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured but not including trust accounts) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Company and to apply any such amounts in accordance with the provisions of Section 2.12 irrespective of whether or not that Lender or that subsequent holder shall have made any demand hereunder and whether or not such deposits or other indebtedness are otherwise fully secured and Lender and that subsequent holder is hereby irrevocably authorized to permit such setoff and appropriation. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such

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Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.08 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loans hereunder.

10.09 Survival of Representations and Warranties of Certain Agreements.

(a) All representations and warranties made hereunder and in any other Loan Document shall survive the execution and delivery hereof and thereof.

(b) Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Company set forth in Sections 2.08, 3, 10.04 and 10.05 and the agreements of the Lenders set forth in Sections 2.12, 9, 10.06 and 10.10 shall survive the payment of the Obligations by the Company and the termination of this Agreement.

10.10 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with and subject to the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan Commitment and the Loans at the time owing to it); provided that (i) such Lender concurrently assigns a ratable portion of its Purchaser Commitment and its Percentage of the Purchasers’

Mattel, Inc. Second Amended and Restated Credit Agreement

Investment under the Receivables Purchase Agreement, (ii) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Aggregate Facilities Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; (iv) any assignment of a Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender; and (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee includes any assignment fees in connection with the concurrent assignment of interests under the Receivables Purchase Agreement). Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.02, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender wishing to consult with

Mattel, Inc. Second Amended and Restated Credit Agreement

other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) Any Lender may at any time, without the consent of or notice to the Company or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender shall concurrently with any sale of a participation herein sell a ratable participation in the Receivables Purchase Agreement and thereafter cause any such participation herein to remain ratable with such participation in the Receivables Purchase Agreement, (ii) such Lender’s obligations under this Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iv) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c), (d) and (g) that directly affects such Participant. Subject to subsection (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.07 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 10.18 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i)

Mattel, Inc. Second Amended and Restated Credit Agreement

the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

10.11 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will agree or be obligated to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority purporting to have jurisdiction over it, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent or the Lender, as the case may be, shall disclose only the information required by such request and shall notify the Company in advance of such disclosure so that the Company may seek an appropriate protective order, (d) to any other party hereto, (e) if an Event of Default exists in connection with the exercise of any remedies hereunder or under any other Loan Document or any Transaction Document or any action or proceeding relating to this Agreement or any other Loan Document or any Transaction Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement in writing containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company. For purposes of this Section, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Mattel, Inc. Second Amended and Restated Credit Agreement

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Obligations Several. The obligation of each Lender hereunder is several, and no Lender shall be responsible for any obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement and no action taken by Lenders pursuant hereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or another entity.

10.14 Certain Changes. If at any time, (a) any changes in accounting principles from those used in the preparation of the financial statements referred to in Section 5.08 hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or requested by the Financial Accounting Standards Board or the American Institute of Certified Public Accounts (or successors thereto or agencies with similar functions) result in a change in the method of calculation of financial covenants, standards or terms found in Sections 1, 6 and 7, or (b) the Company changes the manner in which its fiscal year, fiscal quarters and fiscal months are determined, the parties hereto agree to enter into negotiations in good faith in order to amend the appropriate provisions of this Agreement (subject to the approval of the Requisite Lenders) so as to equitably reflect such changes with the desired result that the criteria for evaluating the Company’s financial condition and operations or establishing limitations hereunder shall be the same after such changes as if such changes had not been made; provided that, until so amended (i) such calculation shall continue to be computed in accordance with the accounting principles from those used in the preparation of the financial statements referred to in Section 5.08 prior to such change therein and (ii) to the extent reasonably requested, the Company shall provide to the Administrative Agent and the Lenders a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

10.15 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.16 Counterparts. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.17 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the

Mattel, Inc. Second Amended and Restated Credit Agreement

joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.18 Tax Forms. (a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Internal Revenue Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Company pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Company pursuant to this Agreement) or such other evidence satisfactory to the Company and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Internal Revenue Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Company and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Company pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Company make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

Mattel, Inc. Second Amended and Restated Credit Agreement

(iii) The Company shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.18(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.18(a); provided that if such Lender shall have satisfied the requirement of this Section 10.18(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.18(a) shall relieve the Company of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Company is not required to pay additional amounts under this Section 10.18(a).

(b) Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Internal Revenue Code, without reduction.

(c) If any Governmental Person asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

10.19 Applicable Law.

(a) This Agreement, any Notes and the other Loan Documents shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles.

(b) Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York sitting in the county of New York or of the United States for the

Mattel, Inc. Second Amended and Restated Credit Agreement

Southern District of such State, and by execution and delivery of this Agreement, each of the Administrative Agent, the Company and the Lenders consents, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts. Each of the Administrative Agent, the Company and the Lenders irrevocably waives any objection to the laying of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any other Transaction Document. The Administrative Agent, the Company and the Lenders each waive personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

10.20 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.21 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company in accordance with the Act and the Company agrees to provide the Administrative Agent and the Lenders with any such information as the Administrative Agent or any Lender may reasonably request.

10.22 Amendment and Restatement. This Agreement amends and restates the Existing Credit Agreement. All notes issued under the Existing Credit Agreement are hereby cancelled.

Mattel, Inc. Second Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MATTEL, INC.

By:	/s/ WILLIAM STAVRO

Name:	William Stavro
Title:	Senior Vice President and Treasurer

Mattel, Inc. Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent and a Lender

By:	/s/ CASEY COSGROVE

Name:	Casey Cosgrove
Title:	Vice President

Mattel, Inc. Second Amended and Restated Credit Agreement

CITICORP USA, INC., as a Co-Syndication Agent and a Lender

By:	/s/ CAROLYN WENDLER

Name:	Carolyn Wendler
Title:	Managing Director and Vice President

Mattel, Inc. Second Amended and Restated Credit Agreement

BARCLAYS BANK PLC, as a Co-Syndication Agent and a Lender

By:	/s/ NICHOLAS BELL

Name:	Nicholas Bell
Title:	Director

Mattel, Inc. Second Amended and Restated Credit Agreement

SOCIÉTÉ GÉNÉRALE, as a Co-Documentation Agent and a Lender

By:	/s/ CAROL RADICE

Name:	Carol Radice
Title:	Vice President

Mattel, Inc. Second Amended and Restated Credit Agreement

BNP PARIBAS, as a Co-Documentation Agent and a Lender

By:	/s/ JANICE S. H. HO

Name:	Janice S. H. Ho
Title:	Director

By:	/s/ TJALLING TERPSTRA

Name:	Tjalling Terpstra
Title:	Director

Mattel, Inc. Second Amended and Restated Credit Agreement

MIZUHO CORPORATE BANK, LTD.

By:	/s/ BERTRAM TANG

Name:	Bertram Tang
Title:	SVP and Team Leader

Mattel, Inc. Second Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA

By:	/s/ MAARTEN VAN OTTERLOO

Name:	Maarten Van Otterloo
Title:	Managing Director

Mattel, Inc. Second Amended and Restated Credit Agreement

WELLS FARGO BANK, N.A.

By:	/s/ LUCY NIXON

Name:	Lucy Nixon
Title:	Senior Vice President

Mattel, Inc. Second Amended and Restated Credit Agreement

FLEET NATIONAL BANK

By:	/s/ RENATA LUCIA V. SALGADO

Name:	Renata Lucia V. Salgado
Title:	Director

Mattel, Inc. Second Amended and Restated Credit Agreement

KEYBANK NATIONAL ASSOCIATION

By:	/s/ MICHAEL J. VEGH

Name:	Michael J. Vegh
Title:	Portfolio Manager

Mattel, Inc. Second Amended and Restated Credit Agreement

CREDIT LYONNAIS NEW YORK BRANCH

By:	/s/ F. FRANK HERRERA

Name:	F. Frank Herrera
Title:	Vice President

Mattel, Inc. Second Amended and Restated Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ AL GALLUZZO

Name:	Al Galluzzo
Title:	Senior Vice President

Mattel, Inc. Second Amended and Restated Credit Agreement

CREDIT SUISSE FIRST BOSTON
acting through its Cayman Islands Branch

By:	/s/ JAY CHALL

Name:	Jay Chall
Title:	Director

By:	/s/ CASSANDRA DROOGAN

Name:	Cassandra Droogan
Title:	Associate

Mattel, Inc. Second Amended and Restated Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ THOMAS M. HARPER

Name:	Thomas M. Harper
Title:	Senior Vice President

Mattel, Inc. Second Amended and Restated Credit Agreement

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ CHRISTOPHER KANIA

Name:	Christopher Kania
Title:	Vice President

Mattel, Inc. Second Amended and Restated Credit Agreement

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ GAIL I. BOYLE

Name:	Gail I. Boyle
Title:	Vice President

Mattel, Inc. Second Amended and Restated Credit Agreement

SANPAOLO IMI S.P.A.

By:	/s/ RENATO CARDUCCI

Name:	Renato Carducci
Title:	General Manager

By:	/s/ ROBERT WURSTER

Name:	Robert Wurster
Title:	S.V.P.

Mattel, Inc. Second Amended and Restated Credit Agreement

BANK ONE, NA

By:	/s/ KANDIS A. JAFFREY

Name:	Kandis A. Jaffrey
Title:	Director

Mattel, Inc. Second Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ JANET E. JORDAN

Name:	Janet E. Jordan
Title:	Vice President

Mattel, Inc. Second Amended and Restated Credit Agreement

THE BANK OF NEW YORK

By:	/s/ ROBERT BESSER

Name:	Robert Besser
Title:	Vice President

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Mattel, Inc. Second Amended and Restated Credit Agreement